Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Aytu BioPharma, Inc. and Subsidiaries’ Registration Statements on Form S-8 (File No. 333-255325,333-205462 and 333-236598), Form S-3 (File No. 333-235548, 333-236599 and 333-239010), Form S-4 (File No. 333-252450, 333-235695 and 333-239011) and Form S-1 (File Nos. 333-207421, 333-205414, 333-209874, 333-210144, 333-212100, 333-213738, 333-213489, 333-220351, 333-222994, 333-223385, 333-227243 and 333-227706) of our report dated September 28, 2021, relating to the fiscal year 2021 consolidated financial statements that appear in this Annual Report on Form 10-K.

/s/ Plante & Moran, PLLC

Denver, Colorado

September 28, 2021